Exhibit 99.1



Charter Communications to Issue $1.5 Billion Senior and Senior Discount Notes; Proceeds Increase From $1 Billion Originally Sought

ST. LOUIS--(BUSINESS WIRE)--May 10, 2001--Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation, subsidiaries of Charter Communications, Inc. (Nasdaq: CHTR), today announced they had entered into an agreement to sell $350 million of 9.625% Senior Notes due 2009, $575 million of 10% Senior Notes due 2011 and $575.2 million of 11.75% Senior Discount Notes due 2011 with a principal at maturity of $1.02 billion (the "Notes"). The sale of the Notes will provide gross proceeds to the issuers of approximately $1.5 billion.

The net proceeds of this issuance will be used to pay the cash portion of the purchase price for the acquisition of certain cable systems from AT&T Broadband announced in February 2001, with the remaining portion for working capital purposes. The offering is expected to close on May 15, 2001.

The Notes are being sold to qualified institutional buyers in reliance on Rule 144A. The Notes will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Charter Communications, a Wired World(TM) company, is among the nation's largest broadband communications companies, currently serving some 6.4 million customers in 40 states. Charter provides a full range of advanced broadband services to the home, including cable television under the Charter Cable TV brand; advanced digital video programming services under the Charter Digital Cable(TM) brand; and high-speed Internet access via Charter Pipeline(TM). Commercial high-speed data, video and Internet solutions are provided under the Charter Business NetworksTM brand. Advertising sales and production services are sold under the Charter MediaTM brand.

More information about Charter can be found at www.charter.com.

Statements in this press release regarding Charter Communications' business that are not historical facts may be "forward-looking statements." Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from any such forward-looking statements are identified in the reports and documents Charter files from time to time with the U.S. Securities and Exchange Commission.



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CONTACT: Charter Communications
 Media
 Anita Lamont, 314/543-2215
 alamont@chartercom.com
 or
 Analyst
 Mary Jo Moehle, 314/543-2397
 mmoehle@chartercom.com